Exhibit 4.1

(English translation)

AGREEMENT CONCERNING

ALLOCATION OF THE STOCK ACQUISITION RIGHTS

OF SONY CORPORATION

FOR THE FISCAL YEAR 2005

SONY CORPORATION (hereinafter referred to as the “Corporation”) and ___________________ (hereinafter referred to as the “Qualified Person”) enter into this Agreement as follows in connection with the allocation of the stock acquisition rights (hereinafter referred to as the “Stock Acquisition Rights”) to be issued by the Corporation pursuant to the provisions of the terms and conditions of the Stock Acquisition Rights (hereinafter referred to as the “Terms and Conditions”) set forth in Exhibit 1 attached hereto and pursuant to the special resolution adopted at the 88th Ordinary General Meeting of Shareholders held on June 22, 2005 and the resolution adopted at the meeting of the Board of Directors held on October 26, 2005:

Article 1	(Purpose)

The primary purpose of allocating the Stock Acquisition Rights to the Qualified Person is to enhance the willingness of the Qualified Person to contribute towards the advancement of the Sony Group’s business performance and thereby advance such business performance by making the economic interest, which the Qualified Person will receive, correspond to the business performance of the Corporation.

Article 2	(Restrictions under the Terms and Conditions and this Agreement)

The Stock Acquisition Rights shall be subject to the Terms and Conditions and, further, exercise or disposition of the Stock Acquisition Rights shall be subject to certain conditions and restrictions provided for in this Agreement (including the exhibits).

Article 3	(Allocation of the Stock Acquisition Rights)

Pursuant to this Agreement, the Corporation allocates the following Stock Acquisition Rights to the Qualified Person in accordance with the following terms on the execution date of this Agreement (hereinafter referred to as the “Issue Date”).

(1)	Number of the Stock Acquisition Rights allocated to the Qualified Person:
(2)	Class and number of shares to be issued or transferred upon exercise of each Stock Acquisition Right:

100 shares of common stock of the Corporation

In the case that the Corporation splits or consolidates shares of common stock of the Corporation, the number of shares to be issued or transferred upon exercise of each Stock Acquisition Right (hereinafter referred to as the “Number of Granted Shares”) shall be adjusted in accordance with the following formula:

Number of Granted Shares after adjustment	=	Number of Granted Shares before Adjustment	x	Ratio of split or consolidation

Provided, however, that such adjustment shall be made only with respect to the Number of Granted Shares for the Stock Acquisition Rights which have not been exercised at the time of the adjustment. Any fraction less than one (1) share resulting from the adjustment shall be disregarded.
(3)	Issue price of the Stock Acquisition Rights: No consideration shall be paid.

(4)

Amount to be paid per share to be issued or transferred upon exercise of the Stock Acquisition Rights (hereinafter referred to as the “Exercise Price”):

4,060 yen

Provided, however, that the Exercise Price may be adjusted pursuant to the provisions of the Terms and Conditions.

(5)	Period during which the Stock Acquisition Rights may be exercised: As provided for in Exhibit 2 attached hereto

Article 4	(Corporation and its Shares)
(1)	Trade name of the Corporation: SONY CORPORATION
(2)	Classes of shares issued by the Corporation: Shares of Common Stock Shares of Subsidiary Tracking Stock (details as set forth in Exhibit 3 attached hereto)
(3)	Number of shares issued by the Corporation:
Shares of Common Stock 3,500,000,000 shares
Shares of Subsidiary Tracking Stock 100,000,000 shares
(4)	Number of shares constituting one (1) unit of shares: 100 shares

Article 5	(Restrictions on and Conditions for Exercise of the Stock Acquisition Rights and Prohibition of Disposition)

1.          Notwithstanding Item (5) of Article 3 above, one-third of the aggregate number of the Stock Acquisition Rights allocated to the Qualified Person (any fraction less than one (1) Stock Acquisition Right shall be disregarded) (hereinafter referred to as the “First Exercisable Portion”) is exercisable as from and including the commencement date of the period provided for in Item (5) of Article 3 (hereinafter referred to as the “Commencement Date of Exercisable Period”), half of the number of the Stock Acquisition Rights after deduction of the First Exercisable Portion from the aggregate number of the Stock Acquisition Rights allocated to such Qualified Person (any fraction less than one (1) Stock Acquisition Right shall be disregarded) (hereinafter referred to as the “Second Exercisable Portion”) is exercisable as from and including November 17, 2007 and the balance of the Stock Acquisition Rights after deduction of the First Exercisable Portion and the Second Exercisable Portion from the aggregate number of the Stock Acquisition Rights allocated to such Qualified Person is exercisable as from and including November 17, 2008.

2.          In case that the Qualified Person forfeits either status as a director, corporate executive officer or employee of the Corporation or group companies of the Corporation (subsidiaries and affiliates of the Corporation as defined in the “Rules Concerning Terminology, Form and Method of Preparation of Financial Statements, etc. under the Japanese Securities and Exchange Law”, hereinafter collectively referred to as the “Sony Group Companies”) by falling under any of the following items, the exercise of the Stock Acquisition Rights shall be subject to the restrictions provided for in such following item; provided, however, that in no case any Stock Acquisition Rights may be exercised after the period provided for in Item (5) of Article 3.

(1)

In case that the Qualified Person is subject to punitive dismissal or resignation under instruction pursuant to the rules of employment of the Corporation or the Sony Group Companies or removed from office:

The Qualified Person may not exercise the Stock Acquisition Rights on and after the day on which he/she forfeits the status as a director, corporate executive officer or employee of the Corporation or the Sony Group Companies (hereinafter referred to as the “Status Forfeit Date”);

(2)

In case that the Qualified Person ceases to be a director, corporate executive officer or employee of the Corporation or the Sony Group Companies due to his/her own death:

The heir of the Qualified Person may exercise the Stock Acquisition Rights which are exercisable pursuant to Paragraph 1 of this Article as of the Status Forfeit Date (hereinafter referred to as the “Exercisable Stock Acquisition Rights”) until and including the day on which one (1) year after the Status Forfeit Date elapses subject to the provision of Article 7, but may not exercise the Stock Acquisition Rights which are not exercisable pursuant to Paragraph 1 of this Article as of the Status Forfeit Date (hereinafter referred to as the “Unexercisable Stock Acquisition Rights”) on and after the Status Forfeit Date; provided, however, that if the Corporation allows the heir of the Qualified Person to exercise the Unexercisable Stock Acquisition Rights, all of the Unexercisable

Stock Acquisition Rights shall become exercisable on the Status Forfeit Date (or the Commencement Date of Exercisable Period, if the Status Forfeit Date falls on a day before the Commencement Date of Exercisable Period) and the heir of the Qualified Person may exercise the Unexercisable Stock Acquisition Rights until and including the day on which one (1) year after the Status Forfeit Date elapses subject to the provision of Article 7; and
(3)

In case that the Qualified Person forfeits the status as a director, corporate executive officer or employee of the Corporation or the Sony Group Companies due to any other events:

The Qualified Person may exercise the Exercisable Stock Acquisition Rights until and including the day on which one (1) year after the Status Forfeit Date elapses, but may not exercise the Unexercisable Stock Acquisition Rights on and after the Status Forfeit Date; provided, however, that if the Corporation allows the Qualified Person to exercise the Unexercisable Stock Acquisition Rights, all of the Unexercisable Stock Acquisition Rights shall become exercisable on the Status Forfeit Date (or the Commencement Date of Exercisable Period, if the Status Forfeit Date falls on a day before the Commencement Date of Exercisable Period) and the Qualified Person may exercise the Unexercisable Stock Acquisition Rights until and including the day on which one (1) year after the Status Forfeit Date elapses.

3.          The Qualified Person may not exercise the Stock Acquisition Rights in any of the following cases:

(1)

In case that the Qualified Person works for a competitor of the Corporation or of any of the Sony Group Companies as such competitor’s officer, employee or consultant, and the Representative Corporate Executive Officer of the Corporation determines not to permit the exercise by such Qualified Person of the Stock Acquisition Rights allocated to such Qualified Person.

(2)	In case that the Qualified Person is regarded to have performed any act of disloyalty against the Corporation or any of the Sony Group Companies.
(3)	In case that the Qualified Person violates any provision of this Agreement.

4.          The Qualified Person may not be authorized to transfer, pledge or otherwise dispose of all or part of the Stock Acquisition Rights.

Article 6	(Procedures for Exercising the Stock Acquisition Rights)

Procedures for exercising the Stock Acquisition Rights shall be provided for in the Terms and Conditions and Exhibit 2 attached hereto, and in addition, detailed matters concerning such procedures shall be provided for in a “Guide to the Sony Stock Option Program” separately provided and delivered by the Corporation to the Qualified Person no later than the Commencement Date of Exercisable Period.

Article 7	(Inheritance of the Stock Acquisition Rights)

1.          In case that the Qualified Person dies, the heir of such Qualified Person may, pursuant to this Article, other provisions of this Agreement and conditions to be provided separately by the Corporation, succeed to and exercise the outstanding Stock Acquisition Rights; provided, however, that the heir of such Qualified Person may not exercise the Stock Acquisition Rights if such Qualified Person has given a prior written notice to the Corporation in the form prescribed by the Corporation to the effect that such Qualified Person does not allow the heir to exercise the Stock Acquisition Rights. In case that the Qualified Person dies after he/she forfeits the status as a director, corporate executive officer or employee of the Corporation or the Sony Group Companies due to any events provided for in each Item of Article 5, Paragraph 2 (excluding Items (2)), the heir of such Qualified Person may exercise the Stock Acquisition Rights during the period from and including such Qualified Person’s Status Forfeit Date to and including the day on which the exercisable period provided for in the said each Item elapses, to the extent that such Qualified Person may exercise as provided for in the said each Item; provided, however, that in no case any Stock Acquisition Rights may be exercised after the period provided for in Item (5) of Article 3.

2.          In case that there are more than one heir of the Qualified Person, the heirs must designate one heir to succeed to the Stock Acquisition Rights (hereinafter referred to as the “Successor”).

3.          In case that the Successor dies, any heir of the Successor may not exercise the Stock Acquisition Rights.

4.          Heirs of the Qualified Person must, in cooperation, file with or submit to the Corporation the following matters and documents immediately after the commencement of the inheritance:

(1)	Certified copy of family register, etc. (Those issued within three (3) months or less are required);
(2)	Seal registration certificate of the heirs (Those issued within three (3) months or less are required);
(3)	Legacy division agreement or any other similar document necessary to certify the division of the legacy;
(4)	Document to verify the name and address of the Successor or in case that the Successor resides outside Japan, his/her contact address in Japan; and
(5)	Any other matters or documents designated by the Corporation.

5.          In case that no agreement in respect of the division of the legacy is reached between or among the heirs of the Qualified Person, heirs of the Qualified Person shall forthwith designate their representative and notify the Corporation to such effect. In such case, the representative of the heirs shall file with or submit to the Corporation the matters and documents mentioned in the preceding Paragraph as soon as an agreement is reached.

6.          Each provision, excluding this Article, of this Agreement shall be applicable to the Successor to the extent of their meaning.

Article 8	(Issue of Certificate for the Stock Acquisition Rights)

The Qualified Person shall not request the Corporation to issue certificates for the Stock Acquisition Rights.

Article 9	(Taxes and Expenses)

The Qualified Person shall pay all taxes or other governmental charges, which may be imposed in connection with the exercise of the Stock Acquisition Rights, at such Qualified Person’s own expense and responsibility. This shall apply to all costs and expenses that may arise in connection with the exercise of the Stock Acquisition Rights.

Article 10	(Compliance with Securities and Exchange Law, Etc.)

1.          The Qualified Person shall, in selling the shares of common stock of the Corporation, which such Qualified Person has acquired upon exercise of the Stock Acquisition Rights, comply with the Securities and Exchange Law of Japan, any other applicable laws and regulations including the matters agreed upon in Article 11, and the Rules for Prevention of Insider Trading established by the Corporation.

2.          The Qualified Person shall, in selling the shares of common stock of the Corporation, which such Qualified Person has acquired upon exercise of the Stock Acquisition Rights, confirm in advance with the Investor Relations Office of the Corporation (or any other department of the Corporation in charge of such matters at the time), whether or not such sale will contravene Articles 166 and/or 167 (provisions relating to insider trading) of the Securities and Exchange Law of Japan.

Article 11	(Restrictions under the U.S. Securities Act)

The Qualified Person hereby understands and agrees to the following representations, and warrants and covenants for the benefit of the Corporation:

(1)

Absence of Registration in the United States of America

Neither the Stock Acquisition Rights nor the shares of common stock of the Corporation issuable or transferable upon exercise of the Stock Acquisition Rights have been registered pursuant to the U.S. Securities Act of 1933 (hereinafter referred to as the “Securities Act”), nor shall such registration be made in the future; no such securities shall be offered or sold in the U.S.A. or to, or for, or for the benefit of U.S. persons except pursuant to an exemption from registration under the Securities Act.

(2)

Limitation on Sale of Shares of Common Stock of the Corporation

The shares of common stock of the Corporation issued or transferred upon exercise of the Stock Acquisition Rights may not be offered, sold, encumbered or otherwise disposed (including those by depositing the same with any depositary), except (i) on the Tokyo Stock Exchange, Inc., where no sales commission other than ordinary brokerage commission is paid and neither the selling person nor any of his or her agent engages in a directed selling effort in the U.S.A.; (ii) in compliance with the exemption from registration under the Securities Act in accordance with Rule 144 (if applicable); (iii) in the case of mortgage, if such mortgage is given to a Japanese financial institution in Japan and such institution sells the shares of common stock of the Corporation which are subject to such mortgage outside the U.S.A.; or (iv) pursuant to any other applicable exemption from registration under the Securities Act with the consent of the Corporation.

Article 12	(Compliance with Foreign Laws and Regulations)

1.          If it is necessary for the reason that the Qualified Person is deemed a resident of any country other than Japan or for any other reason so that, pursuant to any laws or regulations (including those of any country other than Japan) applicable to such Qualified Person, such Qualified Person or the Corporation shall be required to perform or comply with certain procedures for allocating, holding or exercising the Stock Acquisition Rights thereunder, such Qualified Person shall notify the Corporation in advance of the necessity to perform or comply with such procedures and the contents thereof, and perform or comply with such procedures that are required to be performed or complied with by such Qualified Person himself or herself, and request the Corporation to perform or comply with the procedures that are required to be performed or complied with by the Corporation (hereinafter referred to as the “Corporation’s Procedures”). In case that the request shall be made by the Qualified Person for the Corporation to perform or comply with the Corporation’s Procedures, the Corporation shall independently consider the necessity for the performance or compliance, and, if the Corporation shall come to the conclusion that it is necessary to do so, it shall perform or comply with the Corporation’s Procedures.

2.          The Qualified Person shall pay for all expenses, which may arise in connection with the procedures provided for in the immediately preceding paragraph, and shall keep the Corporation fully indemnified against all such costs, expenses and damages, which may arise or which the Corporation may incur in connection with such procedures.

Article 13	(Amendment to this Agreement and Treatment of Matters Not Provided for in this Agreement)

1.          If it is found out that this Agreement is not in compliance with the Commercial Code, the Securities and Exchange Law, the Income Tax Law, the Corporation Tax Law or any other related laws or regulations of Japan, or if this Agreement becomes not in compliance therewith as a result of amendments thereto which become effective after the conclusion of this Agreement, the Corporation may, with notice to the Qualified Person, adequately establish, amend or eliminate the subject provisions.

2.          With respect to matters not provided for in this Agreement or the “Guide to the Sony Stock Option Program”, such matters shall be determined by consultation in good faith between the Corporation and the Qualified Person. In the event that the Qualified Person rejects such consultation, or in the event that such consultation fails to bring an agreement, such matters shall be decided by the Corporation.

Article 14	(Manner of Notice)
Notices by the Corporation to the Qualified Person under the Terms and Conditions and this Agreement shall be made in any of the following manners:
(1)	delivering (including mailing) a written notice to the address of the Qualified Person set forth in the register of the Stock Acquisition Rights;
(2)

sending documents to the Qualified Person at his/her department in the Corporation (including any Sony Group Company) or sending electronic data to the e-mail address of the Qualified Person at the Corporation (including any Sony Group Company); or

(3)	giving notice on the web site of the Corporation (including any Sony Group Company).

Article 15	(Governing Law and Jurisdiction)

This Agreement shall be governed by and construed in accordance with the laws of Japan. The Tokyo District Court shall have the exclusive jurisdiction for settling any and all disputes that arises under or in connection with this Agreement.

IN WITNESS WHEREOF, two (2) originals of this Agreement have been prepared and executed by seal impressions or signatures by the Corporation and the Qualified Person, each party retaining one (1) original.

November 17, 2005

SONY CORPORATION
7-35, Kitashinagawa 6-chome, Shinagawa-ku,
Tokyo

By:	________________________________
Howard Stringer Chairman and Chief Executive Officer, Representative Corporate Executive Officer

QUALIFIED PERSON

By:	________________________________
Name: Address:

(English translation)

Exhibit 1

TERMS AND CONDITIONS OF THE TENTH SERIES OF

STOCK ACQUISITION RIGHTS

FOR SHARES OF COMMON STOCK OF SONY CORPORATION

These terms and conditions of the stock acquisition rights shall apply to the Tenth Series of Stock Acquisition Rights for Shares of Common Stock (hereinafter referred to as the “Stock Acquisition Rights”) of Sony Corporation (hereinafter referred to as the “Corporation”) issued on November 17, 2005 by the Corporation in accordance with the special resolution adopted at the 88th Ordinary General Meeting of Shareholders held on June 22, 2005 and the resolution adopted at the meeting of the Board of Directors held on October 26, 2005:

1. Aggregate Number of Stock Acquisition Rights	11,241
2. Class and Number of Shares to be Issued or Transferred upon Exercise of Each Stock Acquisition Right	100 shares of common stock of the Corporation
3. Adjustment of Number of Shares to be Issued or Transferred upon Exercise of Each Stock Acquisition Right

(1) In the case that the Corporation splits or consolidates the shares of common stock of the Corporation, the number of shares to be issued or transferred upon exercise of each Stock Acquisition Right (hereinafter referred to as the “Number of Granted Shares”) shall be adjusted in accordance with the following formula:

	Number of Granted Shares after adjustment	=	Number of Granted Shares before adjustment	x	Ratio of split or consolidation

(2) An adjustment to the Number of Granted Shares under the immediately preceding item shall be made only with respect to the Number of Granted Shares for the Stock Acquisition Rights which have not been exercised at the time of the adjustment. Any fraction less than one (1) share resulting from the adjustment shall be disregarded.

(3) The effective date of the Number of Granted Shares after adjustment shall be the same day as the date on which the Exercise Price after adjustment becomes effective as provided for in item (2) of Condition 7 with regard to the adjustment of the Exercise Price pursuant to Condition 7 for the same reason as the adjustment of the Number of Granted Shares.

(4) When the Number of Granted Shares is adjusted, the Corporation shall give notice of necessary matters to each holder of the Stock Acquisition Rights registered in the register of Stock Acquisition Rights, no later than the day immediately preceding the effective date of the Number of Granted Shares after adjustment; provided, however, that if the Corporation is unable to give such notice no later than the day immediately preceding such effective date, the Corporation shall promptly give such notice on or after such effective date.

4. Issue Price of Stock Acquisition Rights	The Stock Acquisition Rights are issued without the payment to the Corporation of any consideration.

5. Issue Date of Stock Acquisition Rights	November 17, 2005
6. Exercise Price of Stock Acquisition Rights	The amount to be paid in per share to be issued or transferred upon exercise of the Stock Acquisition Rights (the “Exercise Price”) is initially 4,060 yen.
7. Adjustment of Exercise Price

(1) In the case that the Corporation splits or consolidates the shares of common stock of the Corporation after the issue date of the Stock Acquisition Rights, the Exercise Price shall be adjusted in accordance with the following formula, and any fraction less than one (1) yen resulting from the adjustment shall be rounded up to the nearest one (1) yen:

	Exercise Price after adjustment		=	Exercise Price before adjustment	×	1
Ratio of split or consolidation

(2) In the case that the Exercise Price is adjusted pursuant to the immediately preceding item, the effective date of the Exercise Price after adjustment shall be as set forth below:

The Exercise Price after adjustment shall become effective, in the case of a stock split, on and after the day immediately following the allocation date for such stock split, and in the case of a stock consolidation, on and after the day immediately following the expiration date of the period provided for in paragraph 1 of Article 215 of the Commercial Code of Japan; provided, however, that in the case that the Corporation splits the shares of common stock of the Corporation on condition that an agenda on transferring profits available for dividends to stated capital is approved by an Ordinary General Meeting of Shareholders of the Corporation and the allocation date for such stock split falls on any day prior to the conclusion date of such General Meeting of Shareholders, the Exercise Price after adjustment shall, on the date immediately after the conclusion date of such General Meeting of Shareholders, become effective retroactively from the date immediately after the allocation date.

In the case provided for in the proviso above, shares of common stock of the Corporation in such number as calculated in accordance with the following formula shall be issued or transferred to the holders of the Stock Acquisition Rights who exercise the Stock Acquisition Rights from the day immediately following the allocation date for the stock split up to the conclusion date of the relevant General Meeting of Shareholders. (The number of shares to be initially issued or transferred upon such exercise of the Stock Acquisition Rights shall be hereinafter referred to as the “Number of Initial Shares before Approval”.) In this case, any fraction less than one (1) share resulting from such calculation shall be disregarded.

	Number of shares to be additionally issued or transferred	=
			Exercise Price before adjustment	—	Exercise Price after adjustment	× Number of Initial Shares before Approval
Exercise Price after adjustment

(3) In addition to the cases in item (1) of this Condition where the Exercise Price is required to be adjusted, the Exercise Price shall be adjusted in a manner deemed to be appropriate by the Corporation in the following cases.

(i)  When the Exercise Price is required to be adjusted due to a merger, corporate split or capital reduction of the Corporation.

(ii)  In addition to item (i) above, when the Exercise Price is required to be adjusted due to the occurrence of an event that cause or may cause a change in the total number of the issued shares of common stock of the Corporation.

(4) When the Exercise Price is adjusted, the Corporation shall give notice of necessary matters to each holder of the Stock Acquisition Rights registered in the register of Stock Acquisition Rights, no later than the day immediately preceding the effective date of the Exercise Price after adjustment; provided, however, that if the Corporation is unable to give such notice no later than the day immediately preceding such effective date, the Corporation shall promptly give such notice on or after such effective date.

8. Period during which Stock Acquisition Rights May be Exercised

From and including November 17, 2006, up to and including November 16, 2015. If the last day of such period falls on a holiday of the Corporation, the immediately preceding business day shall be the last day of such period.

9. Conditions for Exercise of Stock Acquisition Rights

(1) No Stock Acquisition Right may be exercised in part.

(2) If a share exchange or share transfer by which the Corporation becomes a wholly-owned subsidiary of another company is approved at the General Meeting of Shareholders of the Corporation, the holders of the Stock Acquisition Rights may not exercise the Stock Acquisition Rights on and after the effective date of such share exchange or share transfer.

10. Restrictions under the U.S. Securities Act and Other Matters

Neither the Stock Acquisition Rights nor the shares of common stock of the Corporation issuable or transferable upon exercise of the Stock Acquisition Rights have been registered pursuant to the U.S. Securities Act of 1933 (hereinafter referred to as the “Securities Act”), nor shall such registration be made in the future; no such securities shall be offered or sold in the U.S.A. or to, or for, or for the benefit of U.S. persons except pursuant to an exemption from registration under the Securities Act.

The shares of common stock of the Corporation issued or transferred upon exercise of the Stock Acquisition Rights may not be offered, sold, encumbered or otherwise disposed (including those by depositing the same with any depositary), except (i) on the Tokyo Stock Exchange, where no sales commission other than ordinary brokerage commission is paid and neither the selling person nor any of his or her agent engages in a directed selling effort in the U.S.A.; (ii) in compliance with the exemption from registration under the Securities Act in accordance with Rule 144 (if applicable); (iii) in the case of mortgage, if such mortgage is given to a Japanese financial institution in Japan and such institution sells the shares of common stock of the Corporation which are subject to such mortgage outside the U.S.A.; or (iv) pursuant to any other applicable exemption from registration under the Securities Act with the consent of the Corporation.

11. Mandatory Cancellation of Stock Acquisition Rights	Not applicable.
12. Restrictions on Transfer of Stock Acquisition Rights	The Stock Acquisition Rights are non-transferable, unless such transfer is expressly approved by the Board of Directors of the Corporation.

13. Application for Exercise of Stock Acquisition Rights and Manner of Payment

(1) In the case of exercise of the Stock Acquisition Rights, the holder of the Stock Acquisition Rights shall fill in necessary matters on the “Application Form for Exercise of the Stock Acquisition Rights” in the form designated by the Corporation, and shall submit such application form (including application for exercise of the Stock Acquisition Rights in an electromagnetic manner) to the place where applications for exercise of the Stock Acquisition Rights are made as provided for in Condition 14, after affixing his or her name and seal or signature (including electronic signature) thereon. If certificates for the Stock Acquisition Rights to be exercised are issued, the certificates shall be submitted together with the Application Form for Exercise of the Stock Acquisition Rights. The Application Form for Exercise of the Stock Acquisition Rights shall be accepted at the place where applications for exercise of the Stock Acquisition Rights are made only on a business day at such place.

(2) The entire amount of the Exercise Price to be paid in upon exercise of the Stock Acquisition Rights (hereinafter referred to as the “Amount of Payment”) shall be paid in cash to an account designated by the Corporation (hereinafter referred to as the “Designated Account”) at the payment handling place provided for in Condition 15 at or before the date and time designated by the Corporation.

(3) Any holder of the Stock Acquisition Rights who has submitted the documents required for exercise of the Stock Acquisition Rights to the place where applications for exercise of the Stock Acquisition Rights are made, may not cancel such exercise thereafter.

14. Place where Applications for Exercise of Stock Acquisition Rights are Made	[Corporate Human Resources] (or any division in charge of the relevant service from time to time) of Sony Corporation.
15. Payment Handling Place on Exercise of Stock Acquisition Rights	Sumitomo Mitsui Banking Corporation, Head Office (or any successor bank of such bank from time to time and/or any successor office of such office).
16. Effective Date and Time of Exercise of Stock Acquisition Rights

(1) The exercise of the Stock Acquisition Rights shall become effective when an Application Form for Exercise of the Stock Acquisition Rights referred to in item (1) of Condition 13 and the certificates for the Stock Acquisition Rights to be exercised (if issued) that are accepted at the place where applications for exercise of the Stock Acquisition Rights are made are delivered to the payment handling place provided for in Condition 15 and the Amount of Payment is duly paid to the Designated Account.

(2) The Corporation shall deliver the share certificates without delay after the procedure for exercise of the Stock Acquisition Rights is completed; provided, however, that the Corporation shall not deliver share certificates for shares constituting less than one (1) full unit of shares.

17. Calculation of Dividend on Shares

(1) With respect to the initial payment of annual dividends or cash distribution as provided for in Article 293-5 of the Commercial Code of Japan (interim dividends) on shares of common stock of the Corporation issued or transferred upon exercise of the Stock Acquisition Rights, such shares shall be deemed to have been issued or transferred, in the case that the Stock Acquisition Rights are exercised during the period from April 1 to September 30 in any year, on April 1 of that year, and in the case that the Stock Acquisition Rights are exercised during the period from October 1 in any year to March 31 of the following year, on October 1 of that year.

(2) Notwithstanding the provisions in item (1) above, shares of common stock of the Corporation issued or transferred upon exercise of the Stock Acquisition Rights shall be treated, in relation to any distribution of dividends under the new corporation law enacted on June 29, 2005 and which will come into effect within one year and six months after its promulgation (hereinafter referred to as the “New Corporation Law”) (including interim dividends being cash distributions pursuant to Article 454, Paragraph 5 of the New Corporation Law) which will take the form of distribution of surplus, the same as shares of common stock of the Corporation outstanding on the record date for the determination of shareholders entitled to receive such dividends on and after the relevant effective date of exercise of the Stock Acquisition Rights.

18. Portion of Issue Price of a Share which Will not be Accounted for as Stated Capital in Case a Share is Issued upon Exercise of Stock Acquisition Rights

The portion of the issue price of a share which will not be accounted for as stated capital shall be the amount obtained by reducing the amount which will be accounted for as stated capital from the Exercise Price (if the Exercise Price is adjusted under Condition 7, the Exercise Price after adjustment). The amount to be accounted for as stated capital shall be the amount obtained by multiplying the Exercise Price (if the Exercise Price is adjusted under Condition 7, the Exercise Price after adjustment) by 0.5, and any fraction less than one (1) yen resulting from such calculation shall be rounded up to the nearest one (1) yen.

19. Issue of Certificates for Stock Acquisition Rights	Certificates for the Stock Acquisition Rights shall be issued only when a holder of the Stock Acquisition Rights requests the Corporation to issue such certificates of Stock Acquisition Rights.
20. Loss of Certificates for Stock Acquisition Rights

(1) In the case that any holder of the Stock Acquisition Rights that has lost a certificate for any Stock Acquisition Right notifies the Corporation of its certificate number and the reason for such loss and other matters and requests the issue and delivery of a replacement certificate for such Stock Acquisition Right together with a certified copy of the final judgment of nullification of the subject lost certificate, the Corporation may issue and deliver a replacement certificate for such Stock Acquisition Right.

(2) In the case of destruction or defacement of a certificate for any Stock Acquisition Right, the holder of such destroyed or defaced certificate for such Stock Acquisition Right shall request the issue and delivery of a replacement certificate for such Stock Acquisition Right by submitting such destroyed or defaced certificate to the Corporation. In such case, the Corporation shall issue and deliver a replacement certificate for such Stock Acquisition Right in exchange for such destroyed or defaced certificate for such Stock Acquisition Right; provided, however, that the provision above for loss of a certificate for such Stock Acquisition Right shall apply mutatis mutandis when it is difficult to determine whether such destroyed or defaced certificate for such Stock Acquisition Right is genuine or not.

21. Expenses of Delivery of Replacement Certificates for Stock Acquisition Rights	In the case of the issue and delivery of a replacement certificate for a Stock Acquisition Right, the Corporation shall collect the actual expenses required therefor from the person who so requested.
22. Handling of Matters Relating to Abolition of Unit Share System

In the case that the Corporation abolishes the unit share system after the issue date of the Stock Acquisition Rights, the Corporation may take necessary measures for handling the related matters thereto in a manner deemed as appropriate by the Corporation in accordance with the provisions of the Commercial Code of Japan and consistent with these terms and conditions.

23. Handling of Matters Relating to Amendments to Laws and Regulations

In the case that provisions of the Commercial Code of Japan and/or other Japanese laws and regulations relating to the issuance of share certificates or other certificates or stock acquisition rights are amended after the issue date of the Stock Acquisition Rights, the Corporation may take necessary measures for handling the matters relating thereto in a manner deemed as appropriate by the Corporation in accordance with the provisions of the Commercial Code of Japan and/or other Japanese laws and regulations then in effect and consistent with these terms and conditions.